Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this registration statement on Form F-4 (the “Registration Statement”) of our reports dated March 31, 2010, October 21, 2010 as to Note 21, relating to the consolidated financial statements and related financial statements included in Schedule 1 of Melco Crown Entertainment Limited (the “Company”) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting, appearing in the prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Experts” in such prospectus.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
November 5, 2010